Exhibit 10.28

US$500,000	Issue Date: January 20, 2021

New York, New York

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, BEARN, LLC, a limited liability company organized and existing under the laws of the State of Maryland (the “Borrower”), hereby promises to pay to the order of MYFIZIQ LIMITED, a company organized under the laws of Australia (the “Lender” and collectively with the Borrower, the “Parties”) on the Termination Date (as defined below), the unpaid principal amount of the loan (the “Loan”) made by the Lender to the Borrower, as evidenced hereby, in the principal amount of Five Hundred Thousand United States Dollars (US$500,000). The Borrower hereby promises to pay interest on the unpaid principal amount of the Loan on the dates and at the rate provided for herein. The principal amount shall be advanced in multiple tranches pursuant to the terms and conditions herein provided. The principal amount of the initial tranche to be advanced on the date hereof shall equal Two Hundred Thousand United States Dollars (US$200,000).

Section 1. Certain Terms Defined. The following terms for all purposes of this Promissory Note shall have the respective meanings specified below.

“Bearn App” means downloadable application software designed to run on mobile platforms including Android and iOS operating systems and which, inter alia, in combination with a fitness tracker, captures, processes, stores and transmits biometric data.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Default” means any event which, with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Event of Default” has the meaning given to it in Section 9.

“Funding Completion Date” means the date that is three (3) months from the Issue Date of this Note.

“GAAP” means generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, prospects, condition (financial or otherwise) or property of the Borrower, (b) the validity or enforceability of any provision of any Transaction Document, (c) the ability of any party to any Transaction Document to timely perform its obligations thereunder, or (d) the rights and remedies of the Lender under any Transaction Document.

“Obligations” means all of the liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing to, of the Borrower to the Lender, including, without limitation, all obligations under this Promissory Note and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time. Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation: (i) principal of, and interest on the loans; (ii) any and all other fees, indemnities, costs, obligations and liabilities of the Borrower from time to time under or in connection with this Promissory Note and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith and (iii) all amounts (including but not limited to post petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

“Permitted Liens” means liens in favor of the Lender, statutory liens created by operation of applicable law, liens arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings, or liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Pledge and Escrow Agreement” means the Pledge And Escrow Agreement dated of even date herewith made by the Pledgor, in favor of the Lender.

“Pledgor” means Aaron Drew.

“Security Agreement” means the Security Agreement dated of even date herewith made by the Borrower, in favor of the Lender.

“Software” shall mean software developed by the Borrower, including the Bearn App and related back end operating software used in connection with the operation of the Borrower’s business, including, but not limited to IOS and Android downloadable mobile applications for, inter alia, the measurement of calories burned by a user.

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“Termination Date” means the maturity date as defined in Section 2.

“Transaction Documents” means this Promissory Note, the Security Agreement, and any Pledge and/or Escrow Agreement.

“Unique Users” and “Unique Monthly Users” means any person who establishes an account with Bearn having an identification reference, email address or username, a Unique Monthly User is a Unique User that engages the MyFizIq Technology through the Bearn Application in a given month.

Section 2. Advances. The Lender may make principal advances to the Borrower, as follows: (i) Two Hundred Thousand United States Dollars (US$200,000) shall be advanced promptly following the execution of this Note and (ii) Three Hundred Thousand United States Dollars (US$300,000) (the “Subsequent Advances”) may be advanced in three equal installments of One Hundred Thousand United States Dollars (US$100,000) each on those dates which are thirty (30) calendar days following the Issue Date, sixty (60) calendar days following the Issue Date, and ninety (90) calendar days following the Issue Date. Notwithstanding the foregoing, in the event that the Lender does not fund the Subsequent Advances, the Unique Users target shall be reduced from 1,000,000 Unique Users on a proportional basis. The initial $200,000 principal advance shall result in a Unique Users requirement of 400,000, and each additional $100,000 Subsequent Advance tranche funded shall result in an additional 200,000 Unique Users requirement (the “Unique Users Requirement Reduction”).

Section 3. Maturity Of the Loan. The Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued but unpaid interest thereon), on the occurrence of any of the following (collectively, the “Maturity Date”): (i) if the Borrower does not increase its number of Unique Users to one million (1,000,000) or more unique monthly users using the MyFiziq Technology, subject to the Unique Users Requirement Reduction, in the first twelve (12) months immediately following the Funding Completion Date, the principal amount outstanding (together with accrued but unpaid interest thereon), shall be due and payable on the date that is twelve (12) months following the Funding Completion Date; (ii) if the Borrower successfully increases its number of Unique Users to one million (1,000,000) unique monthly users using the MyFiziq Technology, subject to the Unique Users Requirement Reduction, in the first twelve (12) months after the Funding Completion Date, the principal amount (together with accrued but unpaid interest thereon), shall be due and payable on the date that is twenty-four (24) months after the Funding Completion Date, subject to Section 11 herein.

Notwithstanding the foregoing, the Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued but unpaid interest thereon), on the earlier of: (i) the date on which the Borrower completes a capital raise in an amount that exceeds $2,000,000 in a single transaction; or (ii) March 20, 2022.

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In the event that the Borrower completes one or more capital raises of less than $2,000,000, the Borrower shall, upon each such capital raise, repay a pro rata amount of the Loan (plus accrued but unpaid Interest) equal to the percentage: (A) the amount of the capital raise divided by (B) $2,000,000. For the avoidance of doubt and by way of example, in the event that the Borrower raises $1,000,000, then 50% of the Loan and accrued but unpaid Interest is repayable on completion of the capital raise.

Section 4. Interest Payments. The unpaid principal amount of the Loan shall bear interest at the following interest rates per annum (the “Interest Rate”):

(i) During the period beginning on the Issue Date and ending on the date which is 12 months from the Funding Completion Date, interest shall accrue at a rate of eight percent (8%) per annum;

(ii) During the period from (but not including) the date which is 12 months after the Funding Completion Date until the Maturity Date, following such date interest shall accrue pursuant to the following:

(A) In the event that the Borrower achieved less than five hundred thousand (500,000) unique monthly active users using the MyFiziq platform, subject to the Unique Users Requirement Reduction, by such date, interest shall accrue at a rate of fifteen percent (15%) per annum;

(B) In the event that the Borrower achieved five hundred thousand (500,000) or more unique month active users but less than seven hundred fifty thousand (750,000) unique monthly active users using the MyFiziq Technology, subject to the Unique Users Requirement Reduction, by such date, interest shall accrue at a rate of twelve percent (12%) per annum;

(C) In the event that the Borrower achieved seven hundred fifty thousand (750,000) or more unique monthly active users but less than one million (1,000,000) unique monthly active users using the MyFiziq Technology, subject to the Unique Users Requirement Reduction, by such date, interest shall accrue at a rate of ten percent (10%) per annum; and

(D) In the event that the Borrower achieved one million (1,000,000) unique monthly active users or more using the MyFiziq Technology, subject to the Unique Users Requirement Reduction, by such date, the interest rate shall be zero percent (0%).

One month of interest shall be due and payable on the twelve (12) month anniversary of the Issue Date and shall continue monthly thereafter. Interest which is outstanding as of the Maturity Date shall be paid in full on the Maturity Date.

Notwithstanding the foregoing, following an Event of Default, any balance outstanding on the Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the maximum interest rate permitted by applicable law and (ii) eighteen percent (18%) (the “Default Rate”).

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Interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 5. Optional Prepayments. The Borrower may prepay the Loan in whole or in part at any time prior to the Maturity Date without penalty by paying the principal amount to be prepaid together with interest accrued thereon and any other amount which may be outstanding to the date of prepayment.

Section 6. General Provisions As To Payments. All payments of principal of and interest on the Loan by the Borrower hereunder shall be made not later than 12:00 Noon (New York City time) on the date when due by cashier’s check or by wire transfer of immediately available funds to the Lender’s account at a bank specified by the Lender in writing to the Borrower without reduction by reason of any set-off or counterclaim. In the event that any required payment date is not a Business Day, then said payment date shall be the next succeeding Business Day.

Section 7. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender that:

a.	it is duly organized, validly existing and in good standing under the laws of the state of its incorporation;

b.	it is duly authorized to do business in all jurisdictions material to the conduct of its business;

c.	it has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Promissory Note and to conduct its business substantially as currently conducted by it;

d.	the execution, delivery and performance of this Promissory Note are within the Borrower’s limited liability company powers and have been duly authorized by all necessary limited liability company action;

e.	this Promissory Note has been duly executed by an authorized officer of the Borrower and constitutes a legal, valid and binding obligation enforceable against the Borrower;

f.	this Promissory Note does not violate any of the Borrower’s organizational documents, any law, court order or material agreement by which the Borrower is bound; and

g.	the Borrower’s performance under this Promissory Note is not threatened by any pending or threatened litigation.

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Section 8. Affirmative Covenants. Unless the Lender shall otherwise agree, the Borrower shall:

a.	(i) maintain its limited liability company existence and qualify and remain qualified to conduct business as currently conducted; (ii) maintain all approvals necessary for the Loan and the Transaction Documents; and (iii) operate its business with due diligence, efficiency and in conformity with sound business practices;

b.	(i) keep its properties and business insured with financially sound and reputable insurers against loss or damage in such manner and to the same extent as shall be no less than that generally accepted as customary in regard to property and business of like character; (ii) punctually pay any premium, commission and any other amount necessary for effectuating and maintaining in force each insurance policy required pursuant hereto and (iii) upon the request of the Lender cause the Lender to be a named insured (without recourse for premiums) and a loss payee of the Borrower’s insurances;

c.	comply in all material respects with all applicable laws, rules, regulations and orders of any government authority;

d.	take all necessary action to permit the Lender’s representatives to (i) visit (with prior notice to the Borrower) the premises of the Borrower, its facilities, plants and equipment, (ii) meet with the Borrower’s directors, officers, employees, and agents, and (iii) have reasonable access to the Borrower’s books and the Borrower’s auditors during working hours and on working days, provided that, so long as no Event of Default has occurred and is continuing, the Lender gives the Borrower notice two (2) Business Days in advance of such visit;

e.	maintain records, books, management information systems and financial control procedures which together are adequate to: (i) support the accounting practices and tax elections of the Borrower; (ii) record and monitor the use of the Loan proceeds; and (iii) accurately, adequately and fairly reflect the financial condition of the Borrower and the results of its operations in conformity with GAAP;

f.	pay and discharge all taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, unless and only to the extent that (i) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower, (ii) reserves which are adequate under GAAP are maintained by the Borrower with respect thereto, and (iii) any failure to pay and discharge such taxes, assessments and governmental charges would not have and could not reasonably be expected to have a Material Adverse Effect;

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g.	promptly inform the Lender, in writing, of any proposed material change in the nature or scope of the business or operations of the Borrower, or any event or condition which has or could reasonably be expected to have a Material Adverse Effect;

h.	comply with the requirements of all applicable laws, rules, regulations, and orders of any government authority, a breach of which would or would reasonably be expected to result in a Material Adverse Effect;

i.	obtain, make and keep in full force and effect all licenses, contracts, consents, approvals and authorizations from and registrations with government authorities that may be required to conduct its business, to maintain compliance with all applicable laws and regulations, and remit monies payable pursuant to this Promissory Note;

j.	promptly notify the Lender of the occurrence of (i) any Default or Event of Default; (ii) any event, development or circumstance whereby the Borrower’s financial statements fail in any material respect to present fairly and accurately, in accordance with GAAP, the financial condition and operating results of the Borrower as of the date of such financial statements; (iii) any material litigation or proceedings that are instituted or, to the knowledge of the Borrower, threatened against the Borrower or any of their respective assets; (iv) each and every event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under either of the Transaction Documents; and (v) any other development in the business or affairs of the Borrower if the effect thereof might have a Material Adverse Effect;

k.	comply with the Transaction Documents and use its best efforts to cause every other party to the Transaction Documents (other than the Lender) or any other document executed in connection with the transactions contemplated hereby;

l.	inform the Lender, as soon as they are made, of any judicial or non-judicial claims against the Borrower of more than $25,000 or the equivalent thereof in any other currency for each claim;

m.	execute such other and further documents and instruments as the Lender may reasonably request to implement the provisions of this Promissory Note;

n.	supply the Lender with (i) annual financial statements of the Borrower as soon as they are available and, in any event, within 180 days after the end of the Borrower’s financial year; and (ii) quarterly financial statements of the Borrower and its activities as soon as they are available;

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o.	provide to the Lender statement or statements, lists of property and accounts, budgets, forecasts, reports and financial information (including a listing of all outstanding indebtedness of the Borrower and any subsidiaries for borrowed monies) with respect to the business, operations and management of the Borrower and any subsidiaries and the employment of the assets owned or operated directly or indirectly by the Borrower or any of its subsidiaries as the Lender may from time to time reasonably request in writing;

p.	the Borrower shall use the Loan for the purpose of finalizing the Bearn SDK, API, MYQ enhancements and product roadmap to complete integrations with complimentary partners in order to increase the number of single users of the Borrower’s Software to one million (1,000,000) unique monthly active users, using the MyFiziq Technology, subject to the Unique Users Requirement Reduction, within the twelve (12) months after the Funding Completion Date, wherein Unique Users can be identified by a unique identification reference, email address or username.

Section 9. Negative Covenants. Unless the Lender shall otherwise agree, the Borrower shall not:

a.	enter into any transaction except on an arm’s length basis or otherwise agreed in writing by the Lender;

b.	undertake or permit, without the agreement of the Lender, any (i) merger, consolidation or transfer of shares in the Borrower resulting in the creation of a wholly-owned subsidiary, or vice versa, (ii) any conversion of the Borrower into another corporate form, or (iii) any sale, transfer, lease or exchange or other action with respect to the disposal of, or disposition of rights to, any assets or business lines of the Borrower in a single transaction or series of transactions outside of the Borrower’s ordinary course of business other than the sale, transfer, lease or exchange or other action with respect to the disposal of, or disposition of rights;

c.	liquidate or dissolve or enter into any consolidation, merger, spin-off, consolidation or reorganization, or acquire the assets or stock of any other business or company or enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with an affiliate, whereby its income or profits are, or might be shared with any other Person, or enter into any management contract or similar arrangement whereby its business or operations are managed by another Person, provided that Bearn shall be permitted to license the Software to third parties in arms-length transactions;

d.	make any change to the scope or nature of its respective business activities as carried on at the date hereof or undertake any operations not permitted by the Transaction Documents;

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e.	establish a subsidiary or acquire any equity interests in any other entity or enter into any agreement to acquire any stock obligations or securities of or any other interest in or make any capital contribution to any other Person without the prior written consent of the Lender;

f.	(i) enter into any agreement or arrangement to guarantee or, in any way or under any condition, to become obligated for all or any part of any financial or other obligation of another Person; (ii) create, incur or suffer any lien upon any of its assets, now owned or hereafter acquired, except Permitted Liens; or (iii) assign, sell, transfer or otherwise dispose of, or terminate, waive or amend any of the rights and obligations hereunder;

g.	make or permit to exist, loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise;

h.	(i) violate any laws, ordinances, government rules or regulations to which it is subject or (ii) fail to obtain or maintain any patents, trademarks, service marks, trade names, copyrights, design patents, licenses, permits, franchises or other governmental authorizations necessary to ownership of its property or the conduct of its respective business, in either case where such failure would have or could reasonably be expected to have a Material Adverse Effect;

i.	except as otherwise approved by the Lender, create, incur, assume, or suffer to exist any lease obligation other than lease obligations in the ordinary course of business of the Borrower;

j.	except as required by applicable law, declare or pay any dividends, issue or sell any securities, or distribute or otherwise transfer to its members or other equity stakeholders or subordinated lenders any money in cash or kind on any shares, including, without limitation, any payments under any agreements between the Borrower and its members , whether in writing or otherwise; provided, however, that so long as no Default or Event of Default shall have occurred, the Borrower may make distributions to its members in sufficient amounts to enable such shareholder to pay federal, state and local income taxes attributable to their equity interest;

k.	assign or otherwise transfer, terminate, waive or amend either of the Transaction Documents without the prior consent of the Lender, except for amendment in the ordinary course of business;

l.	permit any modification to the accounting practices followed by the Borrower, other than as contemplated herein and except in accordance with applicable generally accepted accounting principles, or change its external auditors, without consent from the Lender; and

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m.	grant any liens (other than Permitted Liens) or incur any debt other than in the ordinary course of business unless such debt is raised for the purposes of repaying in full this Promissory Note or unless such debt is subordinated to the indebtedness created under this Promissory Note and does not begin to amortize and interest thereon is not payable until this Promissory Note is repaid in full.

Section 10. Events Of Default. Each of the following events shall constitute an “Event of Default”:

a.	the principal of the Loan shall not be paid when due;

b.	any interest on the Loan shall not be paid within five (5) Business Days of the date that such interest was due;

c.	any warranty, representation or statement by the Borrower is or becomes false, misleading or incorrect in a material respect when made or regarded as made by the Borrower under this Promissory Note or the Transaction Documents;

d.	the Borrower fails to perform or observe any material undertaking, obligation or agreement expressed or implied in this Promissory Note or the Transaction Documents and such default is not cured within thirty (30) days, or such longer period as is determined by the Lender, after receipt by the Borrower of a notice from the Lender specifying the failure;

e.	the Borrower fails to register a copyright in the Software following written demand by the Lender, provided, however that the application for such a registration shall be construed as complete performance hereof;

f.	a judgment in an amount exceeding Twenty Five Thousand United States Dollars (US$25,000) is obtained against the Borrower, and such judgment amount is not set aside or satisfied within seven (7) days of the judgment being entered;

g.	a receiver, receiver and manager, official manager, trustee, administrator or similar official is appointed, or steps are taken for such appointment, over any of the assets or undertaking of the Borrower;

h.	the Borrower is, or becomes, unable to pay its debts when they are due or is, or becomes, unable to pay its debts within the meaning of the US Bankruptcy Code or is presumed to be insolvent under the US Bankruptcy Code;

i.	the Borrower enters into, or resolves to enter into, any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them otherwise than while solvent and with the prior written consent of the Lender;

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j.	an application or order is made for the winding up or dissolution of the Borrower, which application or order is not dismissed or withdrawn within twenty on (21) days, or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of the Borrower otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Lender; or

k.	the Borrower suspends payment of its debts generally.

If an Event of Default described above shall occur, the unpaid principal and accrued interest on the Loan shall become due and payable within thirty (30) days of the Lender’s issuance of a formal demand notice to the Borrower. Immediately upon the occurrence of any Event of Default described above, or upon failure to pay this Promissory Note on the Termination Date, the Lender, without any notice to the Borrower, which notice is expressly waived by the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Promissory Note and any other agreement or instrument, and any and all rights and remedies available to the Lender at law or in equity.

In addition to the foregoing, in the event that any Event of Default described above shall occur for any reason, whether voluntary or involuntary, and be continuing for thirty (30) days following the Lender’s issuance of a formal demand letter to the Borrower: (i) the non-exclusive license of the Software shall be, and hereby is, automatically converted to an irrevocable exclusive license to the Software in favor of the Lender in all countries worldwide, excluding the United States and Canada, and/or (ii) the Lender may convert the outstanding balance of the Loan (or any portion thereof in a pro-rata amount) to limited liability company interests in the Borrower equal to twenty five percent (25%) ownership of all of the then issued and outstanding limited liability company interests on a fully diluted basis as of the date of the Event of Default, provided the loan is fully funded at $500,000.00 In the event that the loan is partially funded the ownership interest in the event of default shall be pro-rated based upon the actual amount funded: E.g. if Borrower lends $250,000.00, in the event of the default, the ownership interest would be twelve and one-half percent (12.5%). The Borrower shall, upon demand, take any and all actions which are necessary or advisable to affect the foregoing. The forgoing rights shall be in addition to any and all rights provided by any other Transaction Document.

All sums paid or advanced by the Lender in connection with the foregoing and all out-of-pocket costs and reasonable expenses (including, with limitation, reasonable attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Lender on demand and shall constitute and become a part of the obligations of the Borrower secured hereby.

Section 11. Forgiveness. The Parties acknowledge and agree that in the event that the Borrower increases the number of Unique Users using the MyFiziq Technology to no less than two million (2,000,000) unique active user per month at any time prior to the Maturity Date, the Loan and any and all principal and accrued and outstanding interest shall be immediately forgiven and this Promissory Note shall be cancelled.

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Section 12. Further Assurances. The Borrower hereby agrees that, from time to time upon the written request of the Lender, the Borrower will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to fully effect the purposes of this Promissory Note and to protect and preserve the priority and validity of the security interests granted hereunder.

Section 13. Powers And Remedies Cumulative; Delay Or Omission Not Waiver Of Event Of Default. No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Lender to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Promissory Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lender.

Section 14. Transfers. The Parties may not transfer or assign this Promissory Note nor any right or obligation hereunder to any person or entity without the prior written consent of the other Party.

Section 15. Modification. This Promissory Note may be modified only with the written consent of both the Borrower and the Lender.

Section 16. Expenses. The Borrower agrees to pay to the Lender legal fees relating to the preparation of this Promissory Note and the Transaction Documents, in an amount to not exceed US$15,000.00 plus all out-of-pocket cost and expenses.

Section 17. Notices. Each notice authorized or required to be given to a party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the party at its address set out in below:

In the case of the Lender:

Suite 5, 71-73 South Perth Esplanade

South Perth WA 6151

Email: vlado@MyFiziq.com

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In the case of the Borrower:

314 Law St.

San Diego, CA

814 Law

Street

San Diego, CA

92109

Email: aaron@bearncorp.com

Section 18. Miscellaneous. This Promissory Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said state. The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Promissory Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Section headings herein are for convenience only and shall not affect the construction hereof. Any provision of this Promissory Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. This Promissory Note shall bind the Borrower and his or her heirs, administrators, executors, personal representatives and permitted assigns. The rights under and benefits of this Promissory Note shall inure to the Lender and its permitted successors and assigns. This Promissory Note may be executed in any number of counterparts, each of which when executed and delivered to the other parties shall constitute an original, but all counterparts together shall constitute one and the same Promissory Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed on the date indicated below.

Date: January ___, 2021

BEARN LLC

	By:	/s/ aaron Drew
	Name:	aaron Drew
	Title:	CEO

Secured Party:

MYFIZIQ LIMITED

	By:	/s/ Vlado Bosanac
	Name:	Vlado Bosanac
	Title:	Chief Executive Officer